Exhibit (r)(1)

A T FUNDS INVESTMENT TRUST
A T FUND OF FUNDS TEI

CODE OF ETHICS
AND
POLICY ON PERSONAL TRADING

(Adopted by A T Funds Investment Trust on December 2, 2004)
(Adopted by A T Fund of Funds TEI on May 23, 2007)

1.   INTRODUCTION

This Code of Ethics shall apply to A T Funds Investment Trust and A T Fund of Funds TEI  (each, as the term may be used herein, the “Company”).  Rule 17j-1 under the Investment Company Act of 1940, as amended (the “1940 Act”), requires every registered investment company to have a written code of ethics containing provisions reasonably necessary to prevent its Access Persons (as defined below) from engaging in certain conduct.  The Rule also requires that reasonable diligence be used and procedures instituted to prevent violations of the code of ethics.

2.   DEFINITIONS

(a)  “Access Person” of the Company means any (i) Trustee, officer or general partner of the Company, (ii) employee of the Company (or of any company in a control relationship to the Company) who, in connection with his or her regular functions or duties, makes, participates, in or obtains information regarding, the purchase or sale of any Security by the Company, or whose functions relate to the making of any recommendations with respect to such purchases or sales, or (iii) natural person in a control relationship to the Company who obtains information concerning recommendations made to the Company with regard to the purchase or sale of Securities by the Company.

(b)  “Beneficial Ownership” shall be interpreted in the same manner as it would be under Rule 16a-1(a)(2) promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) for purposes of determining whether a person is the beneficial owner of a security for purposes of Section 16 of the Exchange Act and the rules and regulations thereunder.  Any report required by this Code of Ethics may contain a statement that the report will not be construed as an admission that the person making the report has any direct or indirect Beneficial Ownership in the Security to which the report relates.

(c)  “Control” has the same meaning as in Section 2(a)(9) of the 1940 Act.

(d)  “Held or to be Acquired” means any Security, or any option to purchase or sell or any security convertible into or exchangeable for any Security, that, within the most recent 15 days (i) is or has been held by the Company, or (ii) is being or has been considered by the Company for purchase by the Company.  A Security is “being considered for the current purchase or sale” when a decision (or recommendation) to purchase or sell a Security has been made and communicated, and, with respect to a person making a decision (or recommendation), when such person believes such decision or recommendation is imminent.  A Security shall be deemed not “being considered for the current purchase or sale” if it is then not capable of being purchased or sold within the range of prices at which the Company is then willing to purchase or sell such Security, as applicable.

(e)  “Security” means a security as defined in Section 2(a)(36) of the 1940 Act, except: (i) direct obligations of the United States government, (ii) bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, or (iii) shares issued by open-end registered investment companies.

3.      PROHIBITED TRADING PRACTICES

(a)  No Fraud or Manipulation.  No Access Person shall engage in any of the following conduct in connection with the purchase or sale, directly or indirectly, by such persons of a Security Held or to be Acquired by the Company:

(i)  Employing any device, scheme or artifice to defraud the Company;

(ii)  Making any untrue statement of a material fact to the Company or omit to state a material fact necessary in order to make the statements made to the Company, in light of the circumstances under which they are made, not misleading;

(iii)  Engaging in any act, practice or course of business that operates or would operate as a fraud or deceit on the Company; or

(iv)  Engaging in any manipulative practice with respect to the Company.

(b)  No Securities Considered or Purchased by Company.  No Access Person shall, directly or indirectly, acquire or dispose of any Beneficial Ownership of a Security that, to his or her knowledge at the time, is:

(i)  Being considered for purchase or sale by the Company; or

(ii)  Then being purchased or sold by the Company.

(c)  Pre-Clearance.  No Access Person shall, directly or indirectly, acquire or dispose of any Beneficial Ownership of a Security without first obtaining the approval of the Company no more than 24 hours before the trade’s execution, unless a longer pre-clearance period is specifically granted by the Company.

(d)  Initial Public Offerings.  No Access Person shall, directly or indirectly, acquire or dispose of any Beneficial Ownership of a Security being offered and sold as part of an initial public offering until after the initial public offering, and then only at the prevailing market price.

4.   EXEMPTED TRANSACTIONS

The prohibitions of Section 2 of this Code of Ethics shall not apply to:

(a)  Purchases or sales effected in any account for the benefit of an Access Person over which the Access Person has no direct or indirect influence or control (i.e., where trading discretion has been passed fully to an unaffiliated trustee, investment adviser or other fiduciary).

(b)  Purchases or sales that are non-volitional on the part of the Access Person.

(c)  Purchases that are part of an automatic dividend reinvestment plan or a systematic or periodic purchase or sale program.

(d)  Purchases effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its securities, to the extent such rights were acquired from such issuer, and sales of such rights so acquired.

(e)  Purchases and sales of securities that are excluded from the definition of Security in Section 2(e).

5.   REPORTING

(a)  Initial Holdings Reports.  Within 10 days after becoming an Access Person, every Access Person must provide a written report to the Company specifying (which information must be current as of a date no more than 45 days prior to the date the person becomes an Access Person):

(i)  The title, number of shares and principal amount of each Security in which the Access Person had any direct or indirect Beneficial Ownership when the person became an Access Person;

(ii)  As applicable, the ticker symbol or CUSIP number of such Securities;

(iii)  The name of any broker, dealer or bank with whom the Access Person maintained an account in which any securities were held for the direct or indirect benefit of the Access Person as of the date the person became an Access Person;

(iv)  The date that the report is submitted by the Access Person; and

(v)  The Access Person’s signature.

(b)  Pre-Clearance and Immediate Reporting.  Every Access Person must obtain pre-clearance from the Company of those Securities transactions that are required to be pre-cleared.  The only Securities that do not have to be pre-cleared are those listed in Section 4 of this Code of Ethics.  The Company shall maintain a record of any pre-clearance decision, and the reasons supporting the decision.  Access Persons shall cause a duplicate confirmation or monthly brokerage statement regarding such transactions to be automatically sent to the Company (“Confirmations”).

(c)  Quarterly Transaction Reports.  No later than 30 days after the end of a calendar quarter, every Access Person must provide a written report to the Company specifying:

(i)  With respect to any transaction during the quarter in a Security in which the Access Person had any direct or indirect Beneficial Ownership:

(1)  The date of the transaction, the title, the interest rate and maturity date (if applicable), the number of shares and the principal amount of each Security involved;

(2)  As applicable, the ticker symbol or CUSIP number of the Security;

(3)  The nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

(4)  The price of the Security at which the transaction was effected;

(5)  The name of the broker, dealer or bank with or through which the transaction was effected; and

(6)  The date that the report is submitted by the Access Person; and

(ii)  With respect to any account established by the Access Person in which any securities were held during the quarter for the direct or indirect benefit of the Access Person:

(1)  The name of the broker, dealer or bank with whom the Access Person established the account;

(2)  The date the account was established; and

(3)  The date that the report is submitted by the Access Person.

An Access Person need not make a quarterly transaction report under this Section 5(c) if the report would duplicate information contained in the Confirmations received by the Company with respect to the Access Person within the time required and if all of the required information is contained in such Confirmations.

(d)  Annual Holdings Reports.  No later than 30 days after the end of a calendar quarter, every Access Person must (i) provide a written report to the Company containing the same information as required in the initial holdings report required under Section 5(a) of this Code of Ethics (which information must be current as of a date no more than 45 days prior to the date the annual holdings report is submitted); and (ii) certify that he or she is familiar and has complied with this Code of Ethics.

(e)  Beneficial Ownership.  Any such report may contain a statement that the report shall not be construed as an admission by the person making such report that he has any direct or indirect Beneficial Ownership in the Security to which the report relates.

6.   PROCEDURAL MATTERS

(a)  Chief Compliance Officer.  The Company’s Chief Compliance Officer shall be responsible for the implementation of this Code of Ethics, including without limitation, reviewing pre-clearance requests and granting pre-clearance in his or her discretion, reviewing all reports submitted under this Code of Ethics, and determining violations of this Code of Ethics, in accordance with the provisions hereof.  All reports under Section 5 shall be submitted to the Chief Compliance Officer, and any questions regarding this Code of Ethics should be directed to the Chief Compliance Officer.  In the absence of the Chief Compliance Officer, the Chief Financial Officer of the Company shall act as the alternate chief compliance officer.

(b)  Access Persons.  The Chief Compliance Officer or his or her delegate shall create a list of all Access Persons and update the list with reasonable frequency.

(c)  Circulate Code of Ethics.  The Chief Compliance Officer or his or her delegate shall circulate a copy of this Code of Ethics (in hard copy or electronically) to each Access Person at least once each year.  In addition, Chief Compliance Officer or his or her delegate shall notify each Access Person of his or her obligation to file reports as provided by Section 5 of this Code of Ethics.

(d)  Records.  The Chief Compliance Officer shall ensure that all records required by paragraph (d) of Rule 17j-1 of the 1940 Act are properly maintained by the Company.

7.   REVIEW OF REPORTS

(a)  Review.  The Chief Compliance Officer or his or her designate shall review all initial, quarterly and annual holdings reports and Confirmations (collectively, “Reports”) to determine whether any violations of this Code of Ethics or of the applicable securities laws may have occurred.  If there are any discrepancies between Reports or any Report fails to contain all required information, Chief Compliance Officer shall promptly contact the Access Person to resolve the issue.

(b)  Consideration.  No person shall review his or her own Reports.  Before making any determination that a non-compliant transaction may have been made by any Access Person, the Chief Compliance Officer shall give such person an opportunity to supply additional explanatory material.  If a transaction of the Chief Compliance Officer is under consideration, the Chief Financial Officer shall act in all respects in the manner prescribed herein for the Chief Compliance Officer.

(c)  Violations.  If the Chief Compliance Officer discovers a violation or potential violation of this Code of Ethics or applicable securities laws, he or she shall (after consultation with counsel, if desired) provide to the Chief Executive Officer of the Company (or in the case of a violation by the Chief Executive Officer, to the Chief Operating Officer of the Company): (i) the applicable transaction Report(s), (ii) the additional explanatory material of the Access Person, if any, and (iii) his or her written recommendation of sanctions to be imposed upon the Access Person.

(d)  Sanctions.  The Chief Executive Officer (or in the case of a violation by the Chief Executive Officer, the Chief Operating Officer) may impose such sanctions upon the violating Access Person as he or she deems appropriate, which may include a letter of censure, suspension, termination of employment and/or disgorgement of profits.  A written report of any such sanctions shall be provided to the Chief Compliance Officer.

(e)  Reports to Board of Trustees.  The Chief Compliance Officer shall report to the Board of Trustees of the Company all issues arising under this Code of Ethics, including any material violations and any sanctions imposed with respect thereto, (i) periodically, and (ii) at least annually in writing.

8.   BOARD OVERSIGHT

(a)  Code of Ethics.  The Board of Trustees must initially approve this Code of Ethics, and must approve any material changes to this Code of Ethics within six (6) months of such change.

(b)  Annual Reports.  The Board of Trustees must annually consider the written report provided to the Board by the Chief Compliance Officer with respect to any issues arising under this Code of Ethics.

(c)  Certification.  The Board of Trustees must annually certify that the Company has adopted procedures reasonably necessary to prevent Access Persons from violating this Code of Ethics.